Exhibit 5.1

EpicQuest Education Group International Limited Vistra Corporate Services Centre Wickhams Cay II, Road Town Tortola, VG1110 British Virgin Islands	D +852 3656 6054/+852 3656 6061
E nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/AGC/1783334.00002

31 October 2025

Dear Sirs

EpicQuest Education Group International Limited (the Company) (Company no. 1963796)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s Registration Statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), to be filed by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Securities Act) on or about the date hereof. The Registration Statement relates to the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the Prospectus) of the following securities (the Securities), with an aggregate offering proceed of up to US$75,000,000:

(a)	ordinary shares of US$0.0016 par value each of the Company (the Common Shares);

(b)	preferred shares of US$0.0016 par value each of the Company (the Preferred Shares);

(c)	debt securities to be issued pursuant to the applicable indenture to be entered into by the Company (the Debt Securities);

(d)	warrants to be issued to purchase the Common Shares and/or Preferred Shares (the Warrants); and

(e)	units comprising any of Common Shares, Preferred Shares, Warrants, Debt Securities or any combination of the foregoing securities (the Units).

We have been advised that the Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the Prospectus contained therein pursuant to Rule 462(b) under the Securities Act and that this opinion is required to be furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus other than as expressly stated herein with respect to the issuance of the Securities.

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 22 May 2025 (the Company Registry Records), including, without limitation:

(i)	a copy of the certificate of incorporation of the Company dated 13 December 2017 and a certificate of change of name of the Company dated 26 July 2022; and

(ii)	a copy of the amended memorandum and articles of association of the Company adopted on 6 September 2025 and registered with the Registrar on 22 September 2025 (the Memorandum and Articles).

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 22 May 2025, and updated on 19 June 2025, 26 August 2025, 27 October 2025 and 30 October 2025 (the Court Records, and together the Company Registry Records, the Public Records);

(c)	a certificate of incumbency in respect of the Company dated 28 October 2025 (the Certificate of Incumbency) issued by the registered agent of the Company;

(d)	the listed register of members of the Company maintained by VStock Transfer, LLC as at 11 September 2025 (the Register of Members);

(e)	a copy of the written resolutions of the directors of the Company dated 30 October 2025 (the Board Resolutions); and

(f)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, Certificate of Good Standing and the Register of Members is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the issue of any of the Common Shares and/or Preferred Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities, would not result in the Company exceeding its maximum number of shares that it is authorised to issue at the relevant time and upon issuance of the Common Shares and/or Preferred Shares, the Company has received/will receive (as applicable) consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(j)	the Company will issue the Securities in furtherance of its objects as set out in its Memorandum;

(k)	the form and terms of any and all Securities, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles of Association nor any applicable law, regulation, order or decree in the British Virgin Islands;

(l)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Security and none of the Securities have been offered or issued to residents of the British Virgin Islands;

(m)	all necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if a new class of shares are to be issued, all necessary corporate action to establish one or more series of shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof) and the terms of the offering of such Securities thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(n)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto;

(o)	the Company is, and after the allotment (where applicable) and issuance of any Security will be, able to pay its liabilities as they fall due;

(p)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records; and

(q)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 12 December 2017, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Valid Issuance of Shares

(b)	With respect to the Common Shares, when

(i)	the board of directors of the Company (the Board) has taken all necessary corporate action to approve the issuance and allotment of the Common Shares, the terms of the offering of the Common Shares and any other related matters;

(ii)	the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Common Shares) has been made; and

(iii)	valid entry have been made in the register of members of the Company reflecting such issuance of Common Shares, in each case in accordance with the memorandum and articles of association then in effect, the Common Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

(c)	With respect to the Preferred Shares, when

(i)	the board of directors of the Company (the Board) has taken all necessary corporate action to approve the issuance and allotment of the Preferred Shares, the terms of the offering of the Preferred Shares and any other related matters;

(ii)	the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Preferred Shares) has been made; and

(iii)	valid entry have been made in the register of members of the Company reflecting such issuance of Preferred Shares, in each case in accordance with the memorandum and articles of association then in effect, the Preferred Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

(d)	With respect to the Common Shares and Preferred Shares issuable pursuant to the Warrants, Debt Securities and Units (the Underlying Shares), in each case when the Warrants, Debt Securities and/or Units are exercisable under the terms of the applicable definitive agreement approved by the Board (the Definitive Agreements) as referred to within the Registration Statement, when:

(i)	the Board has taken all necessary corporate action to approve the issuance and allotment of the Underlying Shares and the Definitive Agreements;

(ii)	the terms of such security, the memorandum and articles of association then in effect and/or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Underlying Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Underlying Shares) received; and

(iii)	valid entry have been made in the register of members of the Company reflecting such issuance of Underlying Shares as fully paid shares,

the Underlying Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement or Definitive Agreements will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render such Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless such Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render such Company liable to a penalty fee and where such Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the relevant Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.6	For the purposes of this opinion “in good standing” means only that as of the date of the Good Standing Certificate, the Registry of Corporate Affairs has confirmed that it is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registry of Corporate Affairs a copy of its registers of directors which is complete; and (iv) has filed its Annual Return in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of such Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or such Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Registered Agent’s Certificate or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.7	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Substance Act.

4.8	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the Registered Agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion. Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Common Shares and Preferred Shares while the Registration Statement is effective.

Yours faithfully

Ogier